Exhibit 10.9
GAS PROCESSING AGREEMENT
by and between
AMERICAN MIDSTREAM (LOUISIANA INTRASTATE), LLC (“Plant Supplier”)
and
ENTERPRISE GAS PROCESSING, LLC, (“Processor”).
TOCA GAS PROCESSING PLANT
ST. BERNARD PARISH, LOUISIANA

Effective Date: June 1, 2011

GAS PROCESSING AGREEMENT
TOCA GAS PROCESSING PLANT
ST. BERNARD PARISH, LOUISIANA
     THIS GAS PROCESSING AGREEMENT (the “Agreement”), is made and entered into this 1st day of June, 2011 (the “Effective Date”), by and between AMERICAN MIDSTREAM (LOUISIANA INTRASTATE), LLC (“Plant Supplier”) and ENTERPRISE GAS PROCESSING, LLC, (“Processor”).
R E C I T A L S
     A. WHEREAS, Processor has constructed the Toca Gas Processing Plant on a tract of land in Sections 54 and 55, T-14-S, R-4-E, St. Bernard Parish, Louisiana (herein called the “Toca Plant” or “Plant”), and operates said Plant for the purpose of extracting Liquid Hydrocarbons, as hereinafter defined, from certain gas delivered to the Plant from Southern Natural Gas Company (“Southern”); and
     B. WHEREAS, the Toca Plant Owners have heretofore individually entered into an agreement with Enterprise Products Operating LLC, by and through its predecessor in interest, Shell Oil Company, as Owner of the Norco Fractionation Plant, entitled “Hydrocarbon Fractionation Agreement” (herein called “Fractionation Agreement”), whereby the Toca Plant Operator will deliver for the account of Plant Owners Raw Make, as hereinafter defined, recovered at the Toca Plant to Fractionator for transportation to the Norco Fractionation Plant and for fractionation into commercial Products; and
     C. WHEREAS, Plant Supplier owns or holds either the primary or secondary gas processing rights to gas delivered to the Field Delivery Point(s) listed on Exhibit E, attached hereto and incorporated herein by reference, and has the right to extract or have extracted the Liquid Hydrocarbons from such gas, which gas will be transported through Southern’s Lines to the Plant for Plant Supplier’s account; and
     D. WHEREAS, Processor and Plant Supplier desire hereby to provide the terms and conditions under which such gas will be delivered from Southern’s Lines to the Plant pursuant to the Transportation Agreement, as hereinafter defined, for processing for Plant Supplier’s account and the Liquid Hydrocarbons in such gas will be sold to Processor at the Plant Delivery Point for a consideration to Plant Supplier consisting of a share of Products, all as hereinafter more fully set forth.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein provided, the parties hereto agree as follows:
ARTICLE I — DEFINITIONS
1.1	Definitions. The following definitions of terms shall apply for all purposes of this Agreement, including the preambles and exhibits, unless the context otherwise clearly requires otherwise.

1.1.1	“American Midstream Gas” shall mean 100% of the gas that flows on the Gloria Pipeline, whether or not Plant Supplier has the right to process such gas, less (i) any gas which is used or consumed by Plant Supplier or an affiliate of Plant Supplier as compressor fuel or lost or unaccounted-for gas, including, but not limited to, gas lost in pipeline blowdown for repairs or tie-ins, cleaning, purging, and in pipeline scrubber operations; (ii) any gas which is sold by Plant Supplier or an affiliate of Plant Supplier for drilling purposes, gas lift, and other routine and normal uses; (iii) gas used for fuel in the Chevron refinery; iv) gas used for fuel in the Alliance refinery but only in the event the Lafitte Pipeline cannot supply Gas to Alliance due to force majeure; and (iv) any gas lost in the normal operation of Southern’s Lines downstream of the Plant Delivery Point. If gas transported on the Gloria Pipeline is used for fuel at a refinery, the gas shall not be processed. American Midstream Gas may als be referred to herein as Plant Supplier Gas

1.1.2	The term “Gas” or “gas” shall mean all vaporized hydrocarbons and vaporized concomitant materials, whether produced with oil or from gas or gas condensate wells.

1.1.3	A “cubic foot of gas” shall mean the volume of gas contained in one cubic foot of space at a standard pressure base and a standard temperature base. The standard pressure base shall be 15.025 pounds per square inch absolute, and the standard temperature base shall be 60 degrees Fahrenheit (60° F). Whenever the conditions of pressure and temperature differ from the above standard, conversion of the volume from these conditions to the standard conditions shall be made in accordance with the Ideal Gas Laws, corrected for deviation by the methods set forth in the American Gas Association Measurement Committee Report No. 3 dated April 1955, as said report may be amended from time to time. The terms “MCF” and “MMCF” shall mean, respectively, 1,000 cubic feet of gas and 1,000,000 cubic feet of gas.

1.1.4	“Applicable Laws” shall mean any applicable common law and any statute, ordinance, code, law, rule, regulation, order, judgment, decree, requirement, or procedure enacted, adopted, promulgated, applied, or followed by any Governmental Authority at any time during the Term of this Agreement.

1.1.5	“Bypassed Gas” shall mean gas which has been delivered to Plant Owners at the Plant Delivery Point, but which has been returned to Southern at the Plant Redelivery Point without having been processed.

1.1.6	“Claims” means claims, damages, losses, and liabilities including, without limitation, contractually-assumed liabilities, liens, fines, court or arbiter awards, negotiated settlements, and Claims brought by an injured person’s spouse, heirs, or survivors, and all costs and expenses related to all of the above including, without limitation, reasonable attorneys’ fees.

1.1.7	“Committed Gas” shall mean the gas produced or controlled by a Plant Owner which has been committed to and made available for processing in the Toca Plant by virtue of such Plant Owner’s ownership of capacity in the Plant under the provisions of the Construction and Operating Agreement.

1.1.8	“Construction and Operating Agreement” shall mean that certain agreement entitled “Agreement for the Construction and Operation of the Toca Gas Processing Plant, St. Bernard Parish, Louisiana,” entered into effective as of July 1, 1970 by Plant Owners to provide for the construction, ownership, and operation of the Toca Plant.

1.1.9	“FERC” shall mean the Federal Energy Regulatory Commission.

1.1.10	“Field Delivery Point” shall mean any point at which gas being transported in Southern’s Lines and subject to processing in the Plant is initially measured for the purpose of delivery for sale or for transportation identified on Exhibit E hereto.

1.1.11	“Fractionator” shall mean Enterprise Products Operating LLC in its capacity as owner and operator of the Norco Fractionation Plant and related pipelines and facilities.

1.1.12	“Fractionation Expense” shall mean the fractionation expense calculated per the terms and conditions of Exhibit C.

1.1.13	“Gallon” shall mean a standard U.S. liquid gallon of 231 cubic inches when said liquid has a temperature of 60 degrees Fahrenheit (60° F) and is at a pressure sufficient for liquification.

1.1.14	“Gloria Pipeline” shall mean the pipeline as shown on the attached Exhibit F. The Gloria Pipeline includes the pipeline colored in red on Exhibit F titled Gloria System and the pipeline colored in green on Exhibit F titled Gloria Discharge to Toca.

1.1.15	“Governmental Authority” shall mean the United States and any tribal, state, county, city, or other federal, state, or local agency, court, agency, commission, governing body, or instrumentality.

1.1.16	“Gross Receipts” shall mean the monthly revenue calculated from the value of the individual Products (expressed in cents per gallon) multiplied by the volume of the Products allocated to the Plant Supplier. The value of each individual Product shall be based on the pricing basis set forth under Exhibit D, as such pricing basis may change from time to time.

1.1.17	“Inert Constituents” shall mean non-hydrocarbon constituents contained in gas, including, without limitation, carbon dioxide, water vapor, ozone, nitrous oxide, and mercury but, for the avoidance of doubt, expressly excluding Liquid Hydrocarbons.

1.1.18	“Lafitte Pipeline” shall mean the pipeline colored in blue as shown on the attached Exhibit F.

1.1.19	“Liquid Hydrocarbons,” sometimes herein used to refer to liquefiable hydrocarbons present in the gas stream and sometimes herein used to refer to hydrocarbons in a liquid state after extraction by the Plant from the gas stream, shall in either case mean natural gasoline (iso-pentanes plus heavier hydrocarbons), butanes, propane, and ethane.

1.1.20	“Net Proceeds” shall mean the Gross Receipts obtained from the sale of the share of Products to which Plant Supplier is entitled under this Agreement when Plant Operator under the terms of this Agreement is authorized to make such sale, less the following costs and expenses: (a) Taxes imposed by any taxing authority having or asserting jurisdiction over the production, sale, or use of the Products and which tax Processor is obligated to pay; (b) actual tank car expense if the Product is shipped in tank cars, and rail transportation or other rail carrier costs if incurred by Processor; (c) actual other transportation costs if incurred by Processor; and (d) the Fractionation Expense.

1.1.21	“Plant Delivery Point” shall mean the point on Southern’s Lines at which gas is delivered by Southern to Plant Owners for processing in the Plant.

1.1.22	“Plant Operator” shall mean Enterprise Products Operating LLC or any successor to Enterprise Products Operating LLC selected by Toca Plant Owners to operate the Plant.

1.1.23	“Plant Redelivery Point” shall mean the point on the Southern’s Lines at which Residue Gas is returned by Plant Owners to Southern.

1.1.24	“Plant Supplier Gas” shall mean that portion of the American Midstream Gas that Plant Supplier has title to and/or the right to process.

1.1.25	“Products” shall mean the commercial products fractionated from the Raw Make by Fractionator at the Norco Fractionation Plant pursuant to the terms of the Fractionation Agreement, including, but not limited to, natural gasoline, butanes, propane, and ethane (including such methane allowable in commercial ethane), and shall include any Liquid Hydrocarbons recovered by the inlet scrubber at the Plant for which the preferred disposition is at the Plant rather than being combined with the Raw Make.

1.1.26	“Psia” shall mean pounds per square inch atmosphere.

1.1.27	“Psig” shall mean per square inch gauge.

1.1.28	“Raw Make” shall mean the combined stream of Liquid Hydrocarbons and concomitant materials recovered from gas processed in the Plant and shall include any liquefied hydrocarbons recovered by the Plant inlet scrubber if combined with the Raw Make.

1.1.29	“Residue Gas” shall mean the stream of gas returned to Southern at the Plant Redelivery Point after the gas received from Southern has been processed in the Plant for the recovery of Liquid Hydrocarbons and shall include any Bypassed Gas commingled with such processed gas.

1.1.30	“Southern’s Lines” shall mean that portion of Southern’s gas pipeline system upstream of the Plant Delivery Point, plus any present or future extensions or loops thereof, which is transporting unprocessed gas for processing at the Plant site.

1.1.31	“Taxes” shall mean any and all current or future taxes, fees, levies, charges, assessments, or other impositions, including excise, sales, use, severance, gathering, processing, fuel use, or other similar taxes levied, charged, imposed, assessed, or collected by any Governmental Authority.

1.1.32	“Third Party Supplier” shall mean any Plant Supplier, including Plant Supplier hereunder, whose gas is being transported through Southern’s Lines and who has entered into a Gas Processing Agreement or a Products Purchase Agreement with Plant Operator to have gas processed in the Plant. Such term shall also apply to a Plant Owner with respect to Committed Gas made available by it for processing in the Plant in excess of 125 percent of such Owner’s capacity in the Plant, which excess, as provided in the Construction and Operating Agreement, is considered to be under a Products Purchase Agreement.

1.1.33	“Toca Plant Owners” or “Plant Owners” shall mean the parties who own the Toca Plant, whether presently or in the future.

1.1.34	“Transportation Agreement” shall mean the applicable agreement in place from time to time between Southern and Plant Supplier which covers the transportation of the gas to the Plant to be processed hereunder.
1.2	Interpretation. Other terms defined herein shall have the meaning ascribed to them. The singular of a defined term shall include the plural thereof. The use of “or” shall include “and” unless the context clearly indicates a contrary interpretation.
ARTICLE II — EXHIBITS
2.1	Exhibits. The following exhibits are attached to and made a part of this Agreement:
2.1.1	Exhibit A, which is an example calculation illustrating the procedure for allocating Products to Plant Owners and Third Party Suppliers.

2.1.2	Exhibit B, which is an example calculation illustrating the procedure for calculating and allocating Plant Volume Reduction.

2.1.3	Exhibit C, which is description of the procedure for calculating the Fractionation Expense.

2.1.4	Exhibit D, which lists the Product prices.

2.1.5	Exhibit E, which lists the Field Delivery Point(s) to be used for the delivery of American Midstream Gas to Southern’s Lines.

2.1.6	Exhibit F, which is a diagram of the Gloria Pipeline and the Lafitte Pipeline.

2.1.7	Exhibit G, which is a procedure for sub-allocating MCF volume and GPM between Plant Supplier Gas and American Midstream Gas.
ARTICLE III — CAPACITY OF PLANT
3.1	Determined Plant Capacity. The gas handling capacity of the Toca Plant at the design recovery levels is currently deemed to be 1030.0 MMCF/D. The Toca Plant is designed to extract approximately 50 percent of the ethane and over 90 percent of the propane, together with essentially all of the butanes and heavier liquefiable hydrocarbons contained in the gas at a gas flow rate of 1030 MMCF/D at a delivery pressure of 800 psia and with a Plant pressure loss not to exceed 35 psig.

3.2	Capacity Not Warranted. Plant Supplier hereby specifically recognizes that the foregoing representations regarding the processing capacity of the Toca Plant are merely advisory and do not constitute a warranty by or obligation of Processor as to capacity. Plant Supplier further recognizes that the foregoing Plant gas handling capacity and liquid recovery levels may change from time to time as the result of operating experience or performance tests or alterations made to the Plant by Plant Owners.

3.3	Processor’s Capacity Rights. Processor has the right to and will be utilizing a portion of its capacity rights in the Toca Plant in order to process Plant Supplier’s gas. Processor’s capacity rights are determined pursuant to the Toca Plant Construction and Operating Agreement and the Fractionation Agreement. Processor will utilize its capacity in the Toca Plant to have Plant Supplier’s gas processed pursuant to the terms and conditions of this Agreement.

3.4	Processor’s Right to Utilize Other Plants. Processor shall have the right to deliver Plant Supplier’s gas for processing to another processing plant (“Alternate Processing Plant”) to decrease operating cost of processing Plant Supplier’s gas; provided that:
3.4.1	Processor shall provide Plant Supplier at least sixty (60) days advance notice of its intent to process Plant Supplier’s gas at an Alternate Processing Plant;

3.4.2	Delivery of Plant Supplier’s gas to an Alternate Processing Plant shall be at no additional cost or expense to Plant Supplier; Processor shall be responsible for any costs and expenses associated therewith; and the consideration due Plant Supplier shall be no less than it would have been were the gas processed at the Toca Plant;

3.4.3	The liquid recovery levels of the Alternate Processing Plant shall be equal to or better than the liquid recovery levels at the Toca Plant and the gas handling capacity of Processor in the Alternate Processing Plant is sufficient to process gas tendered by Plant Supplier.
ARTICLE IV- DELIVERY AND REDELIVERY OF PLANT SUPPLIER’S GAS
4.1	Gas to Be Delivered by Plant Supplier. Plant Supplier shall deliver all American Midstream Gas and Liquid Hydrocarbons contained in the American Midstream Gas to the Plant for Processing. The sub-allocation for MCF and GPM between the Plant Supplier Gas and American Midstream Gas shall be determined pursuant to the procedure illustrated in Exhibit G. The rights granted herein by Plant Supplier to Processor are exclusive, and Liquid Hydrocarbons shall not have been stripped in the field or elsewhere prior to delivery at the Toca Plant other than by usual field separation methods which may include adiabatic expansion utilizing the natural pressures available from the wells, but shall exclude facilities designed to recover Liquid Hydrocarbons including but not limited to solid bed absorption, lean oil absorption, turbo-expander, or mechanical refrigeration principles. In no event shall Processor be liable to Plant Supplier if Southern fails for any reason to deliver Plant Supplier’s gas to the Plant for processing as above provided.

4.2	Delivery of Lafitte Gas. Plant Supplier shall have the right but not the obligation to deliver gas from the Lafitte Pipeline to the Gloria Pipeline to the Plant for Processing. Plant Supplier shall also have the right to construct a processing plant at the Alliance refinery to Process gas from the Lafitte Pipeline, as shown on Exhibit F hereto (“Alliance Processing Plant”), and may process gas which is delivered into the Lafitte System other than American Midstream Gas from the Gloria Pipeline for the recovery of Liquefiable Hydrocarbons and Inert Compounds at such processing plant subject to the following conditions:
4.2.1	The gas which is processed at the Lafitte Processing Plant shall be attributable to gas which is delivered from the Lafitte Pipeline or received from the Alliance refinery and shall not include deliveries of Gas from the Gloria Pipeline;

4.2.2	Notwithstanding any provision of this Agreement to the contrary, in the event that Plant Supplier processes gas at the Alliance Processing Plant attributable to the Gas deliveries from the Grand Isle Gathering System currently owned by Energy XXI (or any successor thereto), upon notice to Plant Supplier, may request a renegotiation of this Agreement. In such event, both parties shall negotiate in good faith to reach agreement. If, after sixty (60) days of the receipt of such notice by Plant Supplier, the parties are unable to reach a mutually acceptable agreement, upon not less than thirty (30) days prior notice to Plant Supplier, Processor may terminate this Agreement.

4.3	When Plant Supplier’s Gas is to be Bypassed.
4.3.1	During periods when the Plant is completely or partially shut down because of mechanical failure, force majeure, or necessary maintenance or repairs, or if the Plant lacks sufficient capacity to handle all gas available for processing from Southern’s Lines, Plant Supplier’s gas shall be processed on a pro-rata basis along with the gas tendered by all other Third Party Suppliers to the extent that, but only to the extent that, processing capacity is available. Gas not processed by Processor for Plant Supplier as a direct result of such shutdowns or due to failure of Southern’s Lines to deliver Plant Supplier’s gas to the Plant shall be deemed Bypassed Gas.

4.3.2	For each day during a month when a portion of Plant Supplier’s gas is Bypassed Gas, the quantity of Plant Supplier’s Bypassed Gas shall be calculated by Processor based on the ratio of the quantity of gas made available by Plant Supplier on such day bears to the total quantity of gas made available by all Third Party Suppliers on such day; provided that, if any continuous period of complete shutdown of the Plant shall equal or exceed twelve (12) hours duration, the time of each such shutdown [determined to the nearest increment of six (6) hours] and the measured (or estimated, in the absence of measurement) volumes of gas bypassed during such determined period of shutdown shall be excluded in determining the average volume of Third Party Suppliers gas considered to have been bypassed during the affected month for purposes hereof.
4.4	Redelivery of Plant Supplier’s Gas to Southern. After processing Plant Supplier’s gas delivered hereunder to the Plant, Processor shall redeliver the Residue Gas to Southern; provided that, if the Residue Gas is not delivered to Southern immediately downstream of the Toca Plant, the redelivery to Southern shall not adversely affect Plant Supplier’s rights and obligations regarding the redelivery of its gas; and provided further, that any additional costs and expenses reasonably incurred by Plant Supplier associated with the redelivery of Plant Suppliers Residue gas other than immediately downstream of the Toca Plant shall be borne by Processor. The Residue Gas prior to being commingled with any Bypassed Gas shall have a total or gross heating value of not less than one thousand (1,000) BTU’s per cubic foot (gross heating value saturated with water vapor) and shall otherwise comply with the quality specifications enumerated in Southern’s Tariff, provided that the combined gas stream delivered by Southern at the Plant Delivery Point meets such specifications.

4.5	Production Estimates. No later than the Effective Date and thereafter no later than five (5) days prior to the start of each month, Plant Supplier shall provide Processor with a gas composition analyses and monthly volume forecast, i.e., monthly wellhead production estimates, daily pipeline nomination volumes, or other Field Delivery Point information for each Field Delivery Point (expressed in MCF per day).

ARTICLE V — ALLOCATION OF PRODUCTS
5.1	General. Products fractionated from the Raw Make recovered from gas processed in the Plant shall be allocated to the source of each Plant Owner’s Committed Gas and each Third Party Supplier’s gas in accordance with the procedure set forth in the following sections of this Article V, which procedure is illustrated by the example calculation set forth in Exhibit A hereto. As shown on said Exhibit A, separate calculations shall be made for each Product. For the purposes of such allocations, Plant Supplier under this Agreement shall be allocated Products on the same basis as Products are allocated to Plant Owners. Processor will respond promptly to inquiries from Plant Supplier regarding daily operating rates and daily production rates at the Plant.

5.2	Basic Allocation Data. The volumes of gas which shall be credited as having been processed for the account of Plant Supplier in the Plant shall be the sum of all volumes of gas delivered to Southern’s Lines at the various Field Delivery Points less the volumes deducted pursuant to Section 5.5 hereof. Representative determinations for Liquid Hydrocarbons content of the gas shall be made of the gas streams at each Field Delivery Point by Plant Operator quarterly or more often, if found necessary, by chromatographic analysis or by some other acceptable method for testing gas for Liquid Hydrocarbons content. Plant Operator shall give Plant Supplier reasonable advance notice of tests to determine Liquid Hydrocarbons content of the gas at the Field Delivery Points for Plant Supplier’s account so that Plant Supplier may witness such tests if desired. Plant Supplier agrees that the gas streams made available for these tests shall be representative of the streams normally delivered at the Field Delivery Points for Plant Supplier’s account and will be at as near typical delivery conditions and volumes as possible at the time. Either Plant Operator or Plant Supplier may request a retest if dissatisfied with the results of a particular test. If the request for a retest is made by Plant Supplier and the Liquid Hydrocarbons content of the previous test is confirmed within ten percent (10%), the expense of the retest shall be borne by Plant Supplier.

5.3	Allocation of Products to the Respective Field Delivery Points. Such aforesaid volumes of gas which are credited as having been processed and the theoretical Liquid Hydrocarbons content of such gas at the respective Field Delivery Points shall be used as the basis for allocating each Product fractionated from the Raw Make to such Field Delivery Points by the method illustrated in Exhibit A. Such method contemplates that the volume of theoretical Liquid Hydrocarbons (separately for each Product) for each such Field Delivery Point will be calculated by multiplying the volume of gas credited as having been processed from such Field Delivery Point by the theoretical Liquid Hydrocarbons content (separately as to each Product) at each such Field Delivery Point. The total of each such Product fractionated from the Raw Make will, in turn, be allocated to such respective Field Delivery Points in the ratio that the volume of theoretical Product calculated for each Field Delivery Point bears to the sum of the volumes of such theoretical Product calculated for all such Field Delivery Points. Any Liquid Hydrocarbons recovered by the Plant inlet scrubber for which the preferred disposition is at the Plant rather than being combined with the Raw Make, shall be allocated to the Field Delivery Points in the same proportions as natural gasoline Product is allocated.

5.4	Field Volume Statements and Sub-Allocations at Field Delivery Points. As soon as practicable, but no later than the twentieth (20th) day of each month, Plant Supplier shall furnish, or cause to be furnished, to Plant Operator a gas purchase statement by Southern or such other statement as Plant Operator may reasonably require, to show the volume of gas delivered during the preceding month from each of the Field Delivery Points for Plant Supplier’s account. Additionally, by the twentieth (20th) day of each such month, but only when gas owned by more than one Plant Supplier (including for Plant Supplier’s account) has been delivered through a single Field Delivery Point, Plant Supplier, if so situated, shall furnish or cause the operator of the Field Delivery Point to furnish to Plant Operator written instructions on sub-allocating the gas delivered through said Field Delivery Point and Products attributable thereto for such preceding month. Plant Operator shall be entitled to rely on the information thus furnished or caused to be furnished in sub-allocating the Products recovered and allocated to the particular Field Delivery Point.

5.5	Pipeline Uses and Losses. From the quantities of gas measured at the respective Field Delivery Points as provided above, there shall be deducted any gas which may be lost, used, or sold by Southern at any place on Southern’s Lines between such Field Delivery Points and the Plant Delivery Point, as more specifically set forth in Section 4.1 above. The volumes of such gas and the nature of each disposition, as reported by Southern to Plant Operator, shall be subtracted by Plant Operator from the quantities of gas measured at the Field Delivery Points. In making settlements hereunder, Plant Operator shall be entitled to rely upon the accuracy of such information as reported to it by Southern, but Plant Operator shall footnote settlement data supplied to the affected Plant Suppliers, noting the allocable amount of gas lost, used, or sold by Southern. It is understood that the aforesaid volumes of gas lost, used, or sold by Southern at any place on Southern’s Lines shall be allocated to all Field Delivery Points serving Southern’s Lines (including the Field Delivery Point serving the Lines from which gas will be processed in plants other than the Toca Plant) in the ratio which the volume of gas measured at each such Field Delivery Point during the applicable month bears to the total volume of gas measured at all Field Delivery Points serving Southern’s Lines during the applicable month.

5.6	Product Allocation Statements. By the end of the month in which the information referred to in the preceding two sections is received, Plant Operator shall furnish a statement to all Plant Owners and Third Party Suppliers accounting for the volume of gas delivered from each Field Delivery Point for the preceding month together with the amount of each individual Product allocated to said gas.

5.7	Measurement of Field Volumes. All gas delivered at a Field Delivery Point shall be measured by a suitable orifice meter or meters of standard make furnished, installed, operated, and kept in repair by the owners of the equipment at the point where delivery is made to Southern’s Lines which shall be the same meter or meters used under the provisions of each Plant Owner’s or Third Party Supplier’s individual gas purchase contract with Southern. The volumes measured by said meter or meters shall be used for purposes of settlement under this Agreement. The computation of all gas volumes measured by orifice meters shall be based on the latest orifice factors published by the American Gas Association corrected to a base pressure of 15.025 psia and at a base temperature of sixty degrees Fahrenheit (60° F), and the measurement procedures, technical requirements, and standards for all such meters shall be as set out in each Owner’s or Plant Supplier’s gas transportation contract. Plant Supplier agrees that the Plant Operator shall have the right to witness all tests of the meters and other equipment employed to measure volumes of gas delivered to Southern, and upon request, Plant Supplier shall give Plant Operator reasonable advance notice of all such tests.
ARTICLE VI — CONSIDERATION DUE PLANT SUPPLIER
6.1	Plant Supplier’s Consideration for Plant Supplier Gas. Subject to Sections 6.2, and 6.3 hereof, during any calendar month:
6.1.1	If the total deliveries of American Midstream Gas to the Plant is greater than or equal to an average daily volume of 40,000 MCF per day during such month, as full settlement hereunder, Plant Supplier shall receive eighty-eight percent (88%) of the Net Proceeds attributable to Plant Supplier Gas for such month, as allocated to Plant Supplier’s Gas under Article V hereof. Processor shall be entitled to twelve percent (12%) of the Net Proceeds attributable to Plant Supplier Gas for such month (“Processor’s Proceeds”).

6.1.2	If the total deliveries of American Midstream Gas to the Plant for is less than an average daily volume of 40,000 MCF per day during such month, as full settlement hereunder, Plant Supplier shall receive eighty-four percent (84%) of the Net Proceeds attributable to Plant Supplier Gas for such month, as allocated to Plant Supplier’s Gas under Article V hereof. Processor shall be entitled to sixteen percent (16%) of the Net Proceeds attributable to Plant Supplier Gas for such month.
6.2	Minimum Processor’s Proceeds. Notwithstanding the foregoing, in no event shall the value of the Processor’s Proceeds be less than the Minimum Plant Value. The “Minimum Plant Value” shall be the Processor’s Minimum Fee of $0.12 per MCF (as adjusted in accordance with Section 6.3) multiplied by the MCF of Plant Supplier Gas processed at the Plant. If Processor’s Proceeds is less than the Minimum Plant Value, Plant Supplier shall pay Processor the difference between Processor’s Proceeds and the Minimum Plant Value.

6.3	Processor’s Minimum Fee. Processor’s minimum fee (“Minimum Fee”) (in $/MCF) shall be re-determined and shall be adjusted on an annual basis each April 1 in accordance with the following formula; provided however, the Minimum Fee shall not be less than $0.12/MCF.

Processor’s Minimum Fee ($/MCF) = $0.12/MCF * (GDP2 / GDP1), where:

“GDP2” = United Sates Bureau of Economic Analysis GDP Implicit Price Deflator (Bureau of Economic Analysis Table 1.1.9) for the previous year; and

“GDP1” = The average of the GDP Implicit Price Deflator for the calendar year 2010.
ARTICLE VII — PLANT VOLUME REDUCTION AND BYPASSED GAS
7.1	General. A reduction in gas volumes, herein called “Plant Volume Reduction,” will occur between the quantity of gas delivered by Southern for processing in the Plant and the volume of Residue Gas returned to Southern because of (a) extraction of Raw Make, herein called the “Shrinkage Portion,” and (b) Plant fuel used, flared gas, or other uses or losses incident to or occasioned by processing.

7.2	Calculation of Plant Volume Reduction. The Plant Volume Reduction for the entire Plant shall be accounted for on a monthly basis and shall be calculated as follows:
7.2.1	Shrinkage Portion. The vapor volume equivalent of each liquid component of the Raw Make shall be determined by multiplying the liquid volume of such component by the applicable vapor equivalent factor set forth in the schedule below to derive the Shrinkage Portion. The total Shrinkage Portion of the Plant Volume Reduction will be equal to the sum of all such conversion computations made for each component of the Raw Make. Until revised by Plant Owners and Southern, the vapor equivalent factors set forth in the schedule below shall be used for all such conversion calculations taken from Gas Processors Association (“GPA”) Publication 2145-09:

	VAPOR EQUIVALENT	HEAT EQUIVALENT
COMPONENTS	FACTOR (CF/GAL)	FACTOR (MMBTU/GAL)
Carbon Dioxide	57.8528	0.000000
Methane	57.8431	0.059729
Ethane	36.6672	0.066338
Propane	35.5942	0.091563
Iso-Butane	29.9662	0.099629
N-Butane	31.1047	0.103740
Iso-Pentane	26.8137	0.109679
N-Pentane	27.0524	0.110869
Hexane	23.8466	0.115952
Heptanes Plus*

*	The gas/liquid ratio for heptanes plus shall be determined from time to time as may be necessary to be representative of such components.

7.2.1.1	Vapor Equivalent factors are in cubic feet per gallon on the Ideal Gas Basis corrected from 14.696 psia to 15.025 psia. Such factors shall be modified from time to time to conform with any amendment or revision of the above table adopted by the GPA. Heat Equivalent factors are in MMBTU per Gallon. Such factors shall be modified from time to time to conform with any amendment or revision of the above table adopted by the GPA.

7.2.1.2	The total shrinkage portion of the Plant Volume Reduction will be determined from measurement by positive displacement liquid meter and monthly composite sampling and analysis of the Raw Make.
7.2.2	Determination of Losses. Plant fuel, flared gas, and other uses or losses incident to processing: The volume of gas which is attributable to such uses or losses shall be as determined by the measurement with meters of each such use occurring in the Plant as may be necessary to determine accurately the total volume of gas so used, such meters to be installed and operated as mutually agreed by Plant Owners and Southern.

7.2.3	Plant Volume Reduction Determination. All Plant Volume Reduction attributable to any other Plant use, loss, or operation shall be determined by a method mutually agreeable to Plant Owners and Southern. From time to time, Plant Owners and Southern may agree on some other method of determining Plant Volume Reduction in order to remove any inequities which may be found to exist, and any such other method adopted shall be applicable to this Agreement.
7.3	Sharing of Plant Volume Reduction Among Plant Owners and Third Party Suppliers. That portion of Plant Volume Reduction resulting from Plant fuel shall be the volume measured by orifice meters. The metered fuel volume shall be allocated to the respective Field Delivery Points of Plant Owners and Third Party Suppliers on the following basis: One-half (1/2) in the same ratio that the sum of the gallons of propane and heavier Products (calculated separately for each Product) allocated to each Field Delivery Point bears to the sum of the gallons of propane and heavier Products (calculated separately for each Product) allocated to all Field Delivery Points, and one-half (1/2) in the ratio that the volume of gas processed from each such Field Delivery Point bears to the total volume of gas processed in the Plant.. That portion of the Plant Volume Reduction remaining, after subtracting the metered fuel volume, shall be allocated to the respective Field Delivery Points of Plant Owners and Third Party Suppliers in the same ratio that the sum of the vapor equivalent of all Products (calculated separately for each Product) allocated to each Field Delivery Point bears to the sum of the vapor equivalent of all Products (calculated separately for each Product) allocated to all Field Delivery Points to the Plant.

7.4	Accounting to Southern for Plant Volume Reduction. Plant Supplier shall bear and shall account to Southern for the full amount of Plant Volume Reduction allocated to the gas credited as having been processed from the Field Delivery Points for Plant Supplier’s account monthly on such basis as may be provided in the applicable contract between Plant Supplier and Southern, it being expressly understood that Plant Owners have no responsibility for any portion of such Plant Volume Reduction allocated pursuant hereto to the Field Delivery Points for Plant Supplier’s account. Plant Operator shall, by the end of the month in which it receives the accounting data required to be furnished by Plant Supplier under Section 5.5 and such additional accounting data as may be required from Plant Owners, other Suppliers and Southern, furnish Plant Supplier and other interested parties a statement setting forth:
7.4.1	The total quantity of Plant Volume Reduction; and

7.4.2	Each Plant Owner’s and Third Party Supplier’s proportionate share of the total Plant Volume Reduction; and

7.4.3	An allocation of the Plant Volume Reduction applicable to each Field Delivery Point serving the Plant, and a sub-allocation as to gas which is owned by more than one Plant Supplier (including for Plant Supplier’s account) to show the amount of Plant Volume Reduction attributable to each Owner of the gas delivered at such Field Delivery Point.

The results set forth in such statement each month shall constitute the quantity of Plant Volume Reduction to be allocated to each Plant Owner and Third Party Supplier for the preceding month, and Southern may rely on such statements in effecting settlement with Plant Supplier for Plant Supplier’s share of Plant V olume Reduction. Plant Operator shall furnish the foregoing parties with an allocation statement based on estimated Plant Volume Reduction covering the first month of Plant operation. Plant Operator’s statement shall also report the volume of gas bypassed at the Plant during the preceding month and allocation thereof to Plant Owners and Third Party Suppliers, including Plant Supplier.
7.5	Determination of Bypassed Gas. In conformity with the requirements agreed upon by Plant Owners and Southern, Plant Owners have installed and shall operate , maintain, and repair an orifice meter on the Plant bypass line for the purpose of measuring gas bypassed as herein provided.

7.6	Sample Calculation of Plant Volume Reduction Allocation Procedure. The procedure for calculating and allocating Plant Volume Reduction in accordance with the provisions of this Article VII is illustrated by Exhibit B hereto.

ARTICLE VIII — TERM
8.1	Term. Subject to the terms of this Agreement, particularly the terms of Sections 4.2.2 hereof and Sections 8.2 and 8.3below, this Agreement shall be in full force and effect for a primary seven-year term of June 1, 2011 through May 31, 2018 and will continue from year to year thereafter unless and until terminated by either Party, having given at least ninety (90) days prior written notice to the other Party to terminate at the end of the current term.

8.2	Permanent Plant Shutdown. Processor shall have the right, to be exercised in its reasonable sole discretion, to permanently shut down the Plant. In the event Processor elects to permanently shut down the Plant, Processor shall provide Plant Supplier written notice at least ninety (90) days prior to such permanent Plant shut down, and this Agreement shall terminate ninety (90) days following Plant Supplier’s receipt of such written notice.

8.3	Periods when Processor not Processing Plant Supplier’s Gas. Notwithstanding any other provision of this Agreement to the contrary, if, at any time and from time to time, Processor, (i) for any reason, is unable or unwilling to process at least seventy-five percent (75%) of the gas that Plant Supplier’s tenders at the Field Delivery Point and (ii) such inability or unwillingness on the part of Processor extends for more than forty-five (45) days during any consecutive one-hundred twenty (120) day period, Plant Supplier shall have the right to have its gas processed by another party; provided, however, that if Processor’s inability to process Plant Supplier’s gas is the result of a Force Majeure situation involving the Toca Plant, then Plant Supplier’s right to have its gas processed by another party shall cease on the first day of the month that Processor is able to process all of the gas tendered by Plant Supplier at the Field Delivery Point.
ARTICLE IX — PAYMENT OF ROYALTY AND TAXES
9.1	Royalty and Other Burdens on Production. Plant Supplier shall be solely responsible for accounting to or paying to the lessors, royalty owners, and the owners, if any, of oil payments, overriding royalties, or other interests in production under the lease or leases in the field or fields covered hereunder for their share, if any, of the Products or the proceeds derived therefrom attributable to the gas processed for Plant Supplier’s account hereunder. Processor shall not be liable for the payment of any monies due hereunder to the lessors, royalty owners, and the owners, if any, of oil payments or overriding royalties under the lease or leases in the field or fields covered hereunder.

9.2	Severance and Other Taxes. Processor shall not be liable for any severance, gathering, or equivalent Taxes due on the production, severance, and handling of the gas delivered by Plant Supplier for processing hereunder and the severance or similar Taxes due on Plant Supplier’s share of products hereunder where the same are taken in kind. Plant Supplier shall pay or cause to be paid any and all Taxes or obligations due on the sale, use, production, severance, processing, transportation, or handling of Plant Supplier’s Gas and condensate delivered to Processor hereunder or on Residue Gas, Products, or Raw Make extracted therefrom (or the proceeds attributable thereto, as the case may be), except for any Taxes assessed on the disposition of Processor’s share of such Residue Gas, Products, or Raw Make, if any, extracted from Plant Supplier’s Gas or condensate.
ARTICLE X — QUALITY
10.1	Gas Quality Specifications. Plant Supplier’s Gas delivered into Southern’s Line shall conform to the gas quality specifications (“Quality Specifications”) contained in the then-current FERC Gas Tariff applicable to Southern’s Lines, with the exception of any specification related to (i) liquefiable hydrocarbon content, (ii) BTU content, and (iii) hydrocarbon dew point. Plant Supplier’s Gas shall be natural gas that was produced only from a gas reservoir from a well. Any waiver of a Quality Specification by Processor must be in writing and no receipt of gas that does not conform to the Quality Specifications (“Off-Spec Gas”) by Processor shall act as a waiver of the applicable Quality Specifications with respect to any future deliveries of gas, other than the gas specified in Processor’s written waiver. Plant Supplier shall use commercially reasonable efforts to remedy the quality of such Off-Spec Gas in a timely manner and Plant Supplier shall inform Processor timely of the disposition of such Off-Spec Gas.

10.2	Off-Specification Notification. If Plant Supplier becomes aware that Plant Supplier’s gas fails to conform to the Quality Specifications, Plant Supplier, as soon as reasonably possible after becoming aware of such failure, shall give written or verbal notice to Processor of the Off-Spec Gas and the manner in which such Off-Spec Gas does not conform to the Quality Specifications; provided, however, if verbal notice is initially given, then Plant Supplier shall, as soon as reasonably possible, deliver to Processor written notice specifying the manner in which such Off-Spec Gas does not conform to the Quality Specifications (in either case, such written notice being herein called (the “Written Off-Spec Notice”). If Processor becomes aware that Off-Spec Gas is being delivered by Plant Supplier hereunder before receiving such written or verbal notice from Plant Supplier, Processor shall, as soon as reasonable after becoming aware thereof, give written or verbal notice to Plant Supplier of the Off-Spec Gas and the manner in which such Off-Spec Gas does not conform to the Quality Specifications; provided, however, if verbal notice is initially given, then Processor shall, as soon as reasonably possible, deliver to Plant Supplier a Written Off-Spec Notice.

10.3	Remedies for Off-Spec Gas.
10.3.1	Suspension of Receipt of Off-Spec Gas. Processor shall have the right to suspend receipt of Off-Spec Gas; provided, however, that Processor’s failure to suspend receipt of Off-Spec Gas after having had reasonable opportunity to suspend receipt shall constitute acceptance of such Off-Spec Gas as received and be a waiver of the Gas Quality Specifications (but only with respect to matters set forth in the notice delivered by Plant Supplier to Processor pursuant to Section 10.2 above) for the Off-Spec Gas so accepted; provided, however, Processor’s receipt of such Off-Spec Gas shall not obligate Processor to accept subsequent Off-Spec Gas from Plant Supplier.

10.3.2	Waiver of Claims. If, after a reasonable response period, Processor continues to accept Off-Spec Gas, Processor waives its claims against Plant Supplier for damages caused by Off-Spec Gas (but only with respect to those damages caused by the manner in which such Off-Spec Gas does not conform to the Gas Quality Specifications as expressly set forth in the applicable Written Off-Spec Notice delivered pursuant to Section 10.2 above).

10.3.3	Indemnity. Plant Supplier hereby agrees to indemnify, defend, and hold harmless Processor from and against all Claims arising out of, resulting from, or caused by Off-Spec Gas, except to the extent waived by Processor pursuant to Section 10.3.2.
ARTICLE XI — BILLING AND PAYMENTS
11.1	Statements. On or before the last day of each month, Processor shall render to Plant Supplier a detailed statement for the preceding month setting forth the calculation of the net amount due hereunder to Plant Supplier or Processor, as the case may be.

11.2	Payment of Statements. Plant Supplier or Processor, as the case may be, shall make payment to the other party by wire transfer on or before the twenty-fifth (25th) day of the month following the month in which such statement is rendered for all sums payable pursuant to such statement.

11.3	Statement Errors. In the event an error is discovered in the amount shown to be due on statement rendered by Processor hereunder, such error shall be adjusted without interest or penalty as promptly as reasonably practicable. All statements rendered hereunder shall be deemed to be final and not subject to audit two (2) years after the date on which the statement is rendered.

11.4	Reservation of Rights. Each party reserves to itself all rights, setoffs, counterclaims, and other defenses which it is or may be entitled to arising from the Agreement.
ARTICLE XII — TITLE AND WARRANTY OF TITLE
12.1	Conveyance of Rights to Processor. Plant Supplier does hereby grant, bargain, sell, transfer, convey, and assign to Processor, its successors and assigns, (i) all Plant Products contained in Plant Supplier’s Gas delivered hereunder that are recovered and removed by Processor and (ii) the right to consume Plant Supplier’s gas as Plant fuel, shrinkage, use, loss, or operation.

12.2	Title to Plant Products. Title to Plant Products recovered from Plant Supplier’s gas hereunder shall pass to Processor when the same are removed from the gas streams or become identifiable Plant Products.

12.3	Title to Plant Supplier’s Gas. Except for Plant Products, title to Plant Supplier’s gas and all constituents thereof shall remain in Plant Supplier at all times.

12.4	Title Warranty. Plant Supplier represents and warrants to Processor that (i) Plant Supplier has title to or has the right to process Plant Supplier’s gas delivered hereunder for extraction of Plant Products, (ii) such Plant Products are free and clear of any and all liens, encumbrances and adverse claims, and (iii) Plant Supplier has the right, power, title, and authority to enter into this Agreement and to bargain, grant, sell, transfer, and convey to Processor, its successors and assigns, the rights, titles, benefits, and interests created and assigned hereby, free and clear of any and liens, encumbrances and adverse claims.

12.5	Proceeds of Production. Plant Supplier agrees to make (i) payment of all royalties, overriding royalties, production payments, and all other payments for interests attributable to Plant Supplier Plant Products due to any Person under any leases or other documents in accordance with the terms thereof and (ii) settlements with all other Persons having any interest attributable to Plant Supplier Plant Products.

12.6	Indemnification. Plant Supplier agrees to indemnify and hold Processor harmless from any and all Claims incurred in connection with, or in any manner whatsoever relating to (i) processing rights to the Plant Supplier’s gas and title to the Plant Products recovered and removed therefrom, (ii) any breach of the representations and warranties made by Plant Supplier pursuant to Section 12.1 above, (iii) payment for Plant Supplier’s gas, royalties, overriding royalties, production payments, and all other payments for interests attributable to Plant Supplier Plant Products or Plant Supplier Residue Gas hereunder due to any Person or (iv) settlements with any other Persons having any interest attributable to Plant Supplier Plant Products.
ARTICLE XIII — LIABILITY OF THE PARTIES
13.1	Control and Possession of Gas. As between Plant Supplier and Processor, Plant Supplier shall be deemed in control and possession of the gas delivered for processing hereunder and responsible for any damage or injury caused thereby until such gas shall have been delivered at the Point of Delivery. As between Plant Supplier and Processor, Processor shall be deemed in control and possession of the gas delivered for processing hereunder and responsible for any damage or injury caused thereby until such gas shall have been delivered to Plant Supplier or its designee at the Point of Redelivery.

13.2	Waiver of Certain Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, ANY SUCCESSORS IN INTEREST OR ANY BENEFICIARY OR ASSIGNEE OF THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY BREACH HEREOF. THIS SECTION 13.2 SHALL APPLY NOTWITHSTANDING THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE, FAULT, OR RESPONSIBILITY OF THE PARTY WHOSE LIABILITY IS WAIVED BY THIS PROVISION, OR ANY OTHER EVENT OR CONDITION, WHETHER ANTICIPATED OR UNANTICIPATED, AND REGARDLESS OF WHETHER PRE-EXISTING PRIOR TO THE DATE OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING AND SUBJECT TO SECTION 10.3.3 HEREIN, LOSSES, DAMAGES AND COSTS INCURRED BY PROCESSOR IN CONNECTION WITH OR CAUSED BY INERT CONSTITUENTS AND/OR OFF-SPEC GAS, OR THE VENTING, DISPOSING AND/OR HANDLING THEREOF, SHALL BE CONSIDERED DIRECT DAMAGES AND NOT CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES.
ARTICLE XIV — LAWS, REGULATIONS AND FORCE MAJEURE
14.1	Agreement Subject to Laws. This Agreement shall be subject to all Applicable Laws of any Governmental Authorities.

14.2	Force Majeure and Suspension of Obligations.
14.2.1	Suspension of Obligations. If either Plant Supplier or Processor is rendered unable, wholly or in part, by reason of Force Majeure, from carrying out its obligations under this Agreement (other than the obligation to make payment of amounts due hereunder), then upon said party’s giving written notice and reasonably full particulars of such Force Majeure to the other party, which shall be done as soon as practicable after the occurrence of the cause relied on, the obligations of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall be remedied with all reasonable dispatch.

14.2.2	Definition of Force Majeure. The term “Force Majeure” shall mean acts of God, acts of Governmental Authorities or any agencies thereof, compliance with Applicable Laws of any Governmental Authority or any office, department, agency, or instrumentality thereof, strikes, lockouts, or other industrial disturbances, acts of the public enemy, acts of terrorism, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, extreme cold, storms, hurricanes, floods, or other adverse weather conditions, washouts, arrests, and restraint of rulers and people, civil disturbances, explosions, breakage or accident to machinery or lines of pipes, freezing of wells or lines of pipes, requisitions, directives, diversions, embargoes, priorities, or expropriations of government or governmental authorities, legal or de facto, whether purporting to act under some constitution, decree, law, or otherwise, failure of pipelines or other carriers to transport or furnish facilities for transportation, failure of third parties to fractionate or furnish facilities for fractionation, rules and regulations with regard to transportation by common carriers, failures, disruptions, or breakdowns of machinery or of facilities for production, fractionation, manufacture, transportation, distribution, processing, or consumption (including, but not by way of limitation, the Plant and downstream fractionation facilities), allocation , or curtailment by third parties of downstream capacity, the necessity for making repairs, alterations, enlargements, or connections to, or performing maintenance on, machinery or facilities of production, fractionation, manufacture, transportation, distribution, processing, or consumption (including, but not by way of limitation, the Plant and downstream fractionation facilities), inability to secure rights-of-way, transportation embargoes or failures or delays in transportation or poor road conditions, partial or entire failure of gas or natural gas liquids supply or downstream pipeline or fractionation market constraints, and, without limitation by enumeration, any other cause or causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension, which, by the exercise of due diligence, such party shall not have been able to avoid.

14.2.3	Strikes. The settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty. The requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party, when such is deemed inadvisable in the discretion of the party having the difficulty.

14.2.4	Interruption of Operations. Either party may, without liability to the other party, interrupt the operations of its facilities for the purpose of performing inspections, pigging, maintenance, testing, alterations, modifications, expansions, connections, repairs, or replacements, but such interruption shall be for only such time as may be reasonable. The party interrupting operations shall give the other party advance written notice, except in case of emergency, of its intention to interrupt operations and of the estimated time thereof.

ARTICLE XV — NOTICES AND PAYMENT
15.1	Notices. All notices, settlement instructions, payments, and demands required or provided for herein shall be in writing and shall be considered as duly delivered when delivered by courier, facsimile, or mailed by prepaid mail, addressed to the party to whom such notice is given as follows:

PLANT SUPPLIER: Notices:	American Midstream, LP Attn: Contract Administration 8300 FM 1960 West, Suite 225 Houston TX 77070 Phone: (281) 955-4815 Fax: (281) 955-4855 Email: mgonzales@americanmidstream.com

Plant Statements:	American Midstream, LP Attn: Manager, Accounting 8300 FM 1960 West, Suite 225 Houston TX 77070 Phone: (281) 955-4709 Fax: (281) 955-4855 Email: PMcnamara@americanmidstream.com

Payment: Payments (Wire):	Comerica Bank ABA # 111000753 Acct # 1881319493 For credit to: American Midstream, LLC Federal Tax ID: 27-0855925

PROCESSOR: Notices:
If by mail or facsimile:	Enterprise Gas Processing, LLC Attn: GOM Gas Processing Contract Administration P.O. Box 4324 Houston, Texas 77210-4324 Telephone: (713) 381-1539 Facsimile: (713) 381-4365

If by courier:	Enterprise Gas Processing, LLC Attn: GOM Gas Processing Contract Administration 1100 Louisiana, Suite 1500 Houston, Texas 77002 Telephone: (713) 381-1539

If by electronic mail:	GOMgasprocessing@eprod.com
or to such other address as either party shall designate by like written notice to the other party. Routine communications, including statements, computations , and allocations, may be transmitted by ordinary mail or electronic mail.

ARTICLE XVI — INDEMNIFICATION
16.1	Indemnification. Processor and Plant Supplier shall indemnify, defend, and hold the other harmless from claims, demands, and causes of action of every type and character arising out of the performance of this Agreement which are asserted against the indemnitee by any person (including, without limitation, Processor’s and Plant Supplier’s employees) for personal injury, death, or loss of or damage to property where such injury, death, or loss of or damage to property is due to the sole negligence or sole willful misconduct of the indemnitor. Where personal injury, death, or loss of or damage to property is the result of joint negligence of Processor and Plant Supplier, the indemnitor’s duty of indemnification shall be in the same proportion that the indemnitor’s negligent acts or omissions contributed thereto. If Processor or Plant Supplier is strictly liable under law, the indemnitor’s duty of indemnification shall be in the same proportion that the indemnitor’s negligent acts or omissions contributed to the personal injury, illness, death, or losses of or damage to property for which the indemnitor is strictly liable.
ARTICLE XVII — MISCELLANEOUS
17.1	Plant Supplier’s Inert Constituents.
17.1.1	Plant Supplier shall retain title to, and risk and responsibility for, all Inert Constituents in the gas delivered by Plant Supplier under this Agreement (collectively, whether removed from the gas or not, “Plant Supplier’s Inert Constituents”), including but not limited to, carbon dioxide (CO2). To the extent that Processor removes Plant Supplier’s Inert Constituents from such gas and Plant Supplier has not made arrangements to utilize, market, or dispose of Plant Supplier’s Inert Constituents, Processor may, but is not required to, dispose of Plant Supplier’s Inert Constituents by venting or other methods If (i) venting Plant Supplier’s Inert Constituents is ever prohibited or disallowed for any reason or is deemed by Processor to be uneconomic, or (ii) additional costs are required to vent, dispose of, or handle Plant Supplier’s Inert Constituents due to new rules, regulations, or other laws, then Plant Supplier shall promptly (i) make alternate arrangements to utilize, market, or dispose of Plant Supplier’s Inert Constituents at Plant Supplier’s sole cost and expense, (ii) notify Processor in writing and in reasonable detail of such alternate arrangements, and (iii) reimburse Processor for any costs incurred by Processor for delivering Plant Supplier’s Inert Constituents for such utilization, marketing or disposal. If Plant Supplier fails to comply with Plant Supplier’s obligations under the immediately preceding sentence, Processor shall have the right, but not the obligation, without further notice to Plant Supplier, to make arrangements for utilization, marketing or disposal of some or all of Plant Supplier’s Inert Constituents for Plant Supplier’s account and at Plant Supplier’s sole cost and expense; and Plant Supplier shall promptly indemnify, protect, and reimburse Processor upon demand for any Claims, liabilities, losses, costs, and expenses incurred by Processor in connection with such arrangements by Processor.

17.1.2	If any Taxes are ever imposed on Plant Supplier’s Inert Constituents or the utilization, marketing, or disposal thereof, Plant Supplier shall promptly pay such Taxes. If such Taxes must be paid by Processor, Plant Supplier shall promptly reimburse Processor for any and all such Taxes paid by Processor with respect to any or all of Plant Supplier’s Inert Constituents. If Processor is required by Applicable Law to pay such Taxes on any or all of Plant Supplier’s Inert Constituents and it is unlawful for Plant Supplier to make such reimbursement to Processor for such Taxes, Plant Supplier and Processor shall promptly and in good faith negotiate and execute an amendment to this Agreement which restores to Processor the same economic bargain as would have resulted if Plant Supplier, rather than Processor, had paid all Taxes on Plant Supplier’s Inert Constituents; and if Plant Supplier is unable or unwilling to promptly enter into such an amendment reasonably acceptable to Processor, Processor shall have the option, exercisable in Processor’s sole discretion, to terminate this Agreement by written notice to Plant Supplier.
17.2	Access to Plant Supplier’s Premises. Processor shall have the right of access insofar as Plant Supplier has the right to grant such access to the Field Delivery Points for all purposes necessary for the fulfillment of this Agreement; provided, however, that Processor shall provide Plant Supplier with reasonable advance notice prior to Processor accessing any of Plant Supplier’s Field Delivery Points.

17.3	Separate Agreement. If the gas which is subject to processing hereunder is delivered from more than one Field Delivery Point, this Agreement shall be considered a separate agreement as to each such Field Delivery Point and a separate accounting shall be made hereunder for the gas received from each such Point.

17.4	Inspection of Records.
17.4.1	Audit. Each party hereto shall have the right at all reasonable times during normal business hours of the other party to examine the books, records, charts, meters, measuring equipment, and other pertinent matters or data of the other party relating to this Agreement.

17.4.2	Witnessing Tests. Each party hereto shall have the right to witness the tests of the other party to the extent necessary to verify the accuracy of any such.

17.4.3	Errors. If any such examination shall reveal, or if either party shall otherwise discover, any error or inaccuracy in its own or the other party’s statements, payments, calculations, or determinations, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter; provided, that no adjustment of any statement, billing, or payment shall be made after the lapse of two (2) years from the rendition thereof.
17.5	Headings and Subheadings. Except when comprising a part of a sentence, the headings and subheadings used in this instrument are provided for reference purposes only and shall not be construed to interpret or amend any part of the text hereof.

17.6	Successors and Assigns Bound. This Agreement shall extend to and be binding upon the parties hereto, their respective successors and assigns, and shall follow and run with the title to the leases in the field or fields covered hereby, and the rights of either party may be assigned or conveyed in whole or in part, but all such assignments and conveyances shall be subject to this Agreement. No transfer or succession to the interest of any party herein shall affect or bind the non-transferring party until the non-transferring party shall have been furnished at its address given above with the original recorded instrument or a certified copy of the recorded instrument under which the transfer or succession takes place.

17.7	Conflicts. To the extent of any conflict between any portion of the written text of this Agreement or any Exhibit and any of the examples contained in this Agreement or any Exhibit hereto, the examples shall control.

17.8	Media or Press Releases. No party shall issue a media or press release regarding the matters which are the subject of this Agreement unless such party has obtained the prior written consent of the other parties, except where such release is deemed in good faith by the releasing party to be required by Applicable Laws or applicable rules or regulations any stock exchange. However, any party that fails to object to a media or press release within seventy-two (72) hours following proper notice of the proposed media or press release will be deemed to have consented to such media or press release. The parties shall use reasonable efforts to unanimously agree upon the timing and content of releases to the news media concerning operations covered by this Agreement. However, in the event the parties cannot unanimously agree upon either the timing or content of the news release within seventy-two (72) hours of receipt of such proposed news release, then any party shall be allowed to issue its own release without the approval of the other parties.

17.9	Governing Law. This Agreement is entered into in the State of Texas and shall be governed, interpreted and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws provisions thereof.

17.10	Venue. Exclusive venue for any suit, action , or proceeding brought by either party in connection with this Agreement or arising out of the terms or conditions hereof shall be in Harris County, Texas. The parties hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection they may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the state and federal courts situated in the City of Houston, Harris County, Texas.

17.11	Dispute Resolution and Negotiation. Prior to submitting any dispute for resolution by a court, a party shall provide written notice to the other of the occurrence of such dispute. If the parties have failed to resolve the dispute within fifteen (15) business days after such notice was given, the parties shall seek to resolve the dispute by negotiation between senior management personnel of each party. Such personnel shall endeavor to meet and attempt to amicably resolve the dispute. If the parties are unable to resolve the dispute for any reason within thirty (30) business days after the original notice of dispute was given, then either party shall be entitled to pursue any remedies available at law or in equity; provided, however, this Section 17.10 shall not limit a party’s right to initiate litigation prior to the expiration of the time periods set forth in this Section 17.10 if application of such limitations would prevent a party from filing a lawsuit or claim within the applicable period for filing lawsuits (e.g. statutes of limitation, prescription, etc.).

17.12	Confidentiality.
17.12.1	Obligations of Parties. Each party agrees that it shall maintain all terms and conditions of this Agreement in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or any provisions contained herein without the express written consent of the other party.

17.12.2	Permitted Disclosures. Notwithstanding Section 17.11.1 of this Agreement, disclosures of any terms and provisions of this Agreement otherwise prohibited may be made by either party (i) to the extent necessary for such party to enforce its rights hereunder against the other party; (ii) to the extent to which a party is required to disclose all or part of this Agreement by a statute or by the order or rule of a court, agency, or other governmental body exercising jurisdiction over the subject matter hereof, by order, by regulations, or by other compulsory process (including, but not limited to, deposition, subpoena, interrogatory, or request for production of documents); (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to a third Person in connection with a proposed sale or other transfer of a party’s interest in this Agreement, provided such third Person agrees in writing to be bound by the terms of this Section 17.11; (v) to its own directors, officers, employees, agents , and representatives; (vi) to an Affiliate; or (vii) to a co-working interest owner or royalty owner of Plant Supplier’s Gas delivered hereunder, provided such co-working interest owner or royalty owner agrees in writing to be bound by the terms of this Section 17.11.

17.12.3	Notification. If either party is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement authorized by Section 17.11.2(ii), (iii), or (iv) above, it shall so notify in writing the other party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available.

17.12.4	Party Responsibility. Each party shall be deemed solely responsible and liable for the actions of its directors, officers, employees, agents, representatives, and Affiliates for maintaining the confidentiality commitments of this Section 17.11.

17.12.5	Survival. The provisions of this Section 17.11 shall survive any expiration or termination of this Agreement for a period of one (1) year.
17.13	Waiver. Failure of either party at any time to require performance by the other of any provision of this Agreement shall in no way affect the right of the parties thereafter to enforce the same. Nor shall any waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of this provision itself.

17.14	Third-Party Beneficiaries. The Agreement is for the benefit of the respective parties and nothing herein or in such Agreement is intended to benefit any third party and no such third party shall have any rights, remedies, or claims hereunder or thereunder, except as actually expressed hereunder or thereunder.

17.15	Reservation of Rights. Each party reserves to itself all rights, setoffs, counterclaims, and other defenses which it is or may be entitled to arising from the Agreement.

17.16	Entire Agreement; Amendments. The Agreement contains the entire agreement with respect to the subject matter hereof and supersedes all prior agreements between the parties. No representations, understandings, or commitments, either written, or oral, which are alleged to be applicable to this Agreement will have any force or effect except modifications or amendments to this Agreement which are agreed to in writing by Processor and Plant Supplier.

17.17	Severability. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision is held invalid or unenforceable, the parties shall attempt to agree on a valid or enforceable provision that will be a reasonable substitute for such provision, in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement. If no such agreement is reached between the parties, the invalid or unenforceable provision shall be deemed automatically stricken, but only to the extent necessary to make the affected terms and conditions valid and enforceable.

17.18	Construction. Each party has had the benefit of advice of counsel with respect to the subject matter of this Agreement. The provisions of this Agreement shall be construed fairly and reasonably and not more strictly against one party than the other.

     IN WITNESS WHEREOF, this agreement is executed by the parties hereto on the date first above written.

PLANT SUPPLIER:		PROCESSOR:
AMERICAN MIDSTREAM		ENTERPRISE GAS PROCESSING, LLC
(LOUISIANA INTRASTATE), LLC

By:	/s/ Brian Bierbach	By:	/s/ Thomas M. Zulim

	Brian Bierbach		Thomas M. Zulim
	President & CEO		Senior Vice President

EXHIBIT “A”
TO GAS PROCESSING CONTRACT
TOCA GAS PROCESSING PLANT
ST. BERNARD PARISH, LOUISIANA
EXAMPLE CALCULATION
PRODUCT ALLOCATION PROCEDURE
I. CALCULATION OF TOTAL PLANT PRODUCTS

SUMMARY OF RAW MAKE PRODUCTION		PLANT PRODUCTS		The ethane product contains:
COMPONENT	GALLONS	PRODUCT	GALLONS
CO2	200,000	Ethane	9,086,911	(1) The total ethane component
C1	200,000	Propane	5,000,000	(3) All methane up to a maximum of 1.5 mol% of
C2	9,000,000	Iso. But.	1,400,000	the total ethane product ( 0.009657 x C2 Gals )
C3	5,000,000	Nor. But	1,700,000
IC4	1,400,000	Gasoline	3,150,000
IC5	800,000	Scrubber	100,000

NC5	600,000		20,436,900
C6	850,000
C7+	900,000

Subtotal	20,650,000
Scrubber	100,000

	20,750,000
II. ALLOCATION OF GASOLINE TO FIELD DELIVERY POINTS

FIELD			FIELD
DELIVERY		GAS CREDITED AS	C5+	GALLONS THEORETICALLY	FRACTION	ALLOCATED
POINT		PROCESSED MCF	GPM	AVAILABLE	DUE	GALLONS
	A	4,000,000	0.1	400,000	0.128	403,846
	B	10,000,000	0.2	2,000,000	0.641	2,019,231
	C	2,400,000	0.3	720,000	0.231	726,923

		16,400,000		3,120,000		3,150,000
The other Products are allocated in the same manner except that other Producers may receive no ethane.

EXHIBIT “B”
PLANT THERMAL REDUCTION
TOCA GAS PROCESSINF PLANT
ST. BERNARD PARISH, LOUISIANA
EXAMPLE CALCULATION
I. TOTAL PLANT THERMAL REDUCTION (SEE EXHIBIT “A”)
SUMMARY OF RAW MAKE PRODUCTION

		VAPOR/HEAT EQUIVALENT		TOTAL
		FACTORS		SHRINKAGE		PLANT FUEL
COMPONENT	GALLONS	CF/GAL	MMBTU/GAL	MCF	MMBTU	MCF	MMBTU
CO2	200,000	57.5194	—	11,504	—
C1	200,000	57.8401	0.05973	11,568	11,946
C2	9,000,000	36.6779	0.06636	330,101	597,258
C3	5,000,000	35.6059	0.09160	178,029	457,986
IC4	1,400,000	29.9720	0.09965	41,961	139,507
NC4	1,700,000	31.0978	0.10372	52,866	176,332
IC5	800,000	26.7920	0.10958	21,432	87,668
NC5	600,000	27.0700	0.11094	16,242	66,567
C6	850,000	23.8452	0.11595	20,268	98,555
C7+	900,000	24.3500	0.13553	21,915	121,977
Scrubber	100,000	22.8600	0.14650	2,286	14,650

	20,750,000			708,173	1,772,446	280,000	293,000
							1.046
II. DETERMINATION OF HEAT FACTORS FOR ETHANE AND NATURAL GASOLINE

A. Ethane Product Heat Factor	=	Total MMBTU for C1& C2 Total MCF for CO2, C1, & C2

	=	( 11,946 + 597,258 ) ( 11,504 + 11,568 + 330,101 )

	=	11,72495 MMBTU/MCF

A. Gasoline Product Heat Factor (scrubber heat factor calculated in a similar manner)	=	Total MMBTU for IC5, NC5, C6, &C7+ Total MCF for IC5, NC5, C6, & C7+

	=	( 87,640 + 66,564 + 98,558 + 121,977 ) ( 21,424 + 16,240 + 20,268 + 21,915)

	=	4.69293 MMBTU/MCF

EXHIBIT “B” (Continued)
III. ALLOCATION OF PLANT THERMAL REDUCTION TO DELIVERY POINT “A”
A. SHRINKAGE PORTION

		VAPOR	HEAT	TOTAL
	ALLOCATED	FACTORS	FACTORS	SHRINKAGE
PRODUCT	GALLONS	MCF/GAL	MMBTU/MCF	MMBTU
Ethane	1,000,000	0.03887	1.72495	67,042
Propane	500,000	0.03561	2.57253	45,799
I-Butane	100,000	0.02997	3.32470	9,965
n-Butane	100,000	0.03110	3.33544	10,372
Gasoline	403,846	0.02535	4.69293	48,047
Scrubber	12,821	0.02545	5.75700	1,878

Total	2,116,667			183,103
B. FUEL PORTION
1.	Half allocated gas on volume = 50% x 4,000,000 / 16,400,000 x 293,000 MMBTU
=                     35,732 MMBTU
2.	Half allocated on C3+ Products = 50% x (2,116,667-1,000,000)/(20,550,00-9,756,263) x 294,000 MMBTU
=                     14,413 MMBTU
3.	Total Fuel Allocation = 50,145 MMBTU
C. FLARE & OTHER LOSSES PORTION                     2,000 MMBTU
Allocated based on Shrinkage = 183,638 / 1,771,618 x 2,000
=                      207 MMBTU

EXHIBIT “C”
TO
GAS PROCESSING AGREEMENT
TOCA GAS PROCESSING PLANT
ST. BERNARD PARISH, LOUISIANA
FRACTIONATION FEE
Beginning on the effective date of this Agreement, and on the first day of each month thereafter with respect to fuel gas, the Fractionation Fee shall be calculated based on the following formula (expressed in cents/Gallon):

     With respect to the formula above, the following definition shall apply:
     W = The settlement price in dollars per MMBtu, for the Henry Hub index (“Index”), as published in Inside F.E.R.C.’s Gas Market Report (“IFERC”), in effect for the month in which the Gas is being processed (e.g. IFERC price published on/near last day of February for March gas flows).
     Notwithstanding anything to the contrary herein, in no event shall the adjustments permitted by the formula appearing above in this Agreement reduce the Fractionation Fee below 5.00 cents ($0.050) per gallon (the “Fractionation Fee Floor”). In the event that the computation of the Fractionation Fee, as herein provided, results in an amount that is less than the 5.00 cents ($0.050) per gallon, then the Parties acknowledge and agree that the Fractionation Fee shall be 5.00 cents ($0.050) per gallon. In the event that anything in this Agreement conflicts or otherwise restricts the application of the Fractionation Fee Floor, the Fractionation Fee Floor shall fully apply and control.

EXHIBIT “D”
GAS PROCESSING AGREEMENT
TOCA GAS PROCESSING PLANT
ST. BERNARD PARISH, LOUISIANA
PRODUCT INDEX BASES

Product	Pricing Basis

Ethane	OPIS monthly average (of daily high and low) price for Napoleonville ethane, less $0.005/gallon.
Propane	OPIS monthly average (of daily high and low) price for Napoleonville propane, less $0.0125/gallon.
Isobutane	OPIS monthly average (of daily high and low) price for Napoleonville isobutane, less $0.005/gallon.
Normal Butane	OPIS monthly average (of daily high and low) price for Napoleonville normal butane, less $0.0125/gallon.
Natural Gasoline	OPIS monthly average (of daily high and low) price for Napoleonville natural gasoline, less $0.005/gallon.
     NOTE: The above basis pricing reflects the Toca gas plant’s existing agreement for sale by the plant of natural gas liquids fob the Norco Fractionator Plant. The pricing basis herein may change from time-to-time, and upon notification of such change to Plant Supplier, the new pricing basis will become effective for the month following the month of such notification.

EXHIBIT “E”
TO
GAS PROCESSING AGREEMENT
TOCA GAS PROCESSING PLANT
ST. BERNARD PARISH, LOUISIANA
SOUTHERN FIELD DELIVERY POINT

Southern Delivery Point	Southern Meter Number

Creole Receiving Station	039500

EXHIBIT “F” — MAP OF PLANT SUPPLIER’S PIPELINES

90°W
29.75°N
29.50°N
LAFITTE SYSTEM
GLORIA SYSTEM
TOCA
Gloria Discharge to TOCA
Gloria Compressor Station
Alliance
Lafitte/Gloria Cross Over
TGP

EXHIBIT "G"

SUB-ALLOCATION PROCEDURE FOR FIELD DELIVERY POINT

PAGE 1

TOCA GAS PROCESSING PLANT
SUB-ALLOCATION FOR SONAT'S METER POINT # 39500

PROCEDURE:

1 Plant Supplier and Processor cause Southern to take a monthly average sample (continuous sampler or chromatograph)
2 Allocation totals shall tie to Southern monthly meter point# 39500 measurements (MCF @ 15.025 and GPMs)
3 Plant Supplier shall provide Processor both MCF data and GPM data for Producer Gas and American Midstream Gas on a monthly basis
4 Plant Supplier Gas (MCF) shall be the difference between the Southern meter point (#39500) and the Gas that Plant Supplier does not have the right to process (MCF)
5 Plant Supplier Gas (theo Gals) shall be the difference between the American Midstream Gas and the Gas that Plant Supllier does not have the right to process (Theo gals by component) multiplied by a pro-rata factor to match Southern's totals
6 Example below used as reference to procedure described above
7 Revisions to sub-allocation can be made on a mutually agreeable basis
8 Plant Supplier shall provide Processor all monthly data regarding the deliveries and receipts on Gloria Pipeline upon the request of Processor

BTU from SNG 1.11019 MONTH METER 39500

SNG	15.025 Mcf	MMBtu	C2 (GALLONS PER MCF)	C3	IC4	NC4	NC5	IC5	C6+	Total
SNG Meter										
Total (Delivered) 15.025	1,426,199	1,583,358	0.7532	0.3207	0.1241	0.1170	0.0692	0.0477	0.2046	1.6365
Plant Supplier Gas	1,224,556	1,366,698	0.7271	0.3250	0.1274	0.1226	0.0751	0.0468	0.2151	1.6392
Texon	150,993	164,240	0.9698	0.3202	0.1036	0.0888	0.0350	0.0557	0.1488	1.7219
Energy XXI	50,650	52,420	0.7394	0.2179	0.1045	0.0650	0.0277	0.0448	0.1162	1.3155
Future Point#1 (1)										
Future Point#2 (1)										
	-	-	-	-	-	-	-	-	-	

1

PAGE 2

EXHIBIT "G"

SUB-ALLOCATION PROCEDURE FOR FIELD DELIVERY POINT

AMERICAN MIDSTREAM DATA (15.025 psi pressure base)

	Mcf	MMBtu	C2	C3	IC4	NC4	NC5	IC5	C6+	Total
			GALLONS PER MCF							
Sonat Meter										
Total (Delivered)	1,426,199	1,583,358	0.7442	0.3060	0.1200	0.1200	0.0661	0.0459	0.1795	1.5817
"Swing"										
Plant Supplier Gas	1,227,728	1,366,698	0.7165	0.3093	0.1229	0.1254	0.0716	0.0449	0.1883	1.5789
Producer Gas										
Texon	149,779	164,240	0.9660	0.3080	0.1010	0.0918	0.0337	0.0541	0.1316	1.6861
Energy XXI	48,692	52,420	0.7599	0.2162	0.1051	0.0694	0.0275	0.0449	0.1061	1.3291
Future Point#1 (1)										
Future Point#2 (1)										

Conversion	0.9804

AMERICAN MIDSTREAM DATA (14.73 psi pressure base)

	Mcf	MMBtu	C2	C3	IC4	NC4	NC5	IC5	C6+	Total
			GALLONS PER MCF							
Sonat Meter										
Total (Delivered)	1,454,762	1,583,358	0.7296	0.3000	0.1176	0.1176	0.0648	0.0450	0.1760	1.5506
"Swing"										
Plant Supplier Gas	1,252,316	1,366,698	0.7025	0.3032	0.1204	0.1229	0.0702	0.0441	0.1846	1.5479
Producer Gas										
Texon	152,779	164,240	0.9470	0.3020	0.0990	0.0900	0.0330	0.0530	0.1290	1.6530
Energy XXI	49,667	52,420	0.7450	0.2120	0.1030	0.0680	0.0270	0.0440	0.1040	1.3030
Future Point#1 (1)										
Future Point#2 (1)										

2